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                                                                     Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       ANCHOR GLASS CONTAINER CORPORATION
                             ______________________
                         PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                             ______________________

         Anchor Glass Container Corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         By written consent in lieu of a meeting of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The holders of a majority of the issued and outstanding shares of capital stock of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are follows:

         RESOLVED, that the amendment to the Amended and Restated Certificate of Incorporation of the Corporation to increase the authorized capital stock of the Corporation from 10,000,000 shares of Common Stock, $.10 par value, to 11,000,000 shares of Common Stock, $.10 par value, is hereby authorized and approved; and

         RESOLVED, that Section A of the FOURTH ARTICLE of the Amended and Restated Certificate of Incorporation of the Corporation be deleted in its entirety and the following be inserted in lieu thereof:

                  "The Corporation shall have the authority to issue
                  Eleven Million One Hundred Thousand (11,100,000)
                  shares of capital stock, consisting of the
                  following: (a) Eleven Million (11,000,000) shares of
                  common stock, par value ten cents ($.10) per share
                  (the "Common Stock") and (b) One Hundred Thousand
                  (100,000) shares of preferred stock, par value one
                  cent ($0.01) per share (the "Preferred Stock"). To
                  the extent required by Section 1123(a) of the
                  Bankruptcy Code, no non-voting equity securities
                  shall be issued by the Corporation."
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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed on its behalf by Richard M. Deneau, its President, this 30th day of August, 2002.

                                            ANCHOR GLASS
                                            CONTAINER CORPORATION

                                            By: /s/ Richard M. Deneau
                                                --------------------------------
                                                Name:  Richard M. Deneau
                                                Title: President